EXHIBIT 10(cc)

AMENDMENT NO. 2

TO

AMERICAN DENTAL PARTNERS, INC.

1999 RESTRICTED STOCK PLAN

The American Dental Partners, Inc. 1999 Restricted Stock Plan, as previously amended (collectively, the “Plan”), is hereby amended pursuant to the following provisions:

1.	Definitions

All capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2.	Definition of Subsidiary

Section 17 of the Plan is hereby deleted in its entirety and replaced with the following:

§17.	Definition of Subsidiary.

The term “subsidiary” when used in the Plan or any Restricted Share Agreement made pursuant to the Plan shall mean (a) any subsidiary corporation of the Company as defined in §424(f) of the Internal Revenue Code of 1986, as amended, (b) any limited liability company in which the Company or any such subsidiary corporation is the sole member, and (c) any limited partnership (i) in which the Company or one of its subsidiaries owns 50 percent or more of the combined voting power of all classes of equity, and (ii) which has elected to be taxed as a corporation for federal income tax purposes.

3.	Effective Date; Construction

The effective date of this amendment is July 30, 2004, and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.